Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264456

APOLLO REALTY INCOME SOLUTIONS, INC.

SUPPLEMENT NO. 3 DATED JULY 1, 2024

TO THE PROSPECTUS DATED APRIL 29, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Realty Income Solutions, Inc., dated April 29, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to “we,” “us,” or “our” refer to Apollo Realty Income Solutions, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to make certain updates to the Prospectus.

Updates to the Prospectus

The following supersedes and replaces the third bullet point in the third paragraph of the disclosure under “Prospectus Summary—Q: What is the difference between the classes of shares of common stock being offered?” to extend the Class A-III measurement date:

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As of the first business day of any month during the period from April 1, 2023 through December 1, 2024 (each such date, a “Class A-III measurement date” and together with Class A-I measurement date and the Class A-II measurement date, the “anchor shares measurement dates”), if we have issued founder shares, Class A-I shares or Class A-II shares (in any combination thereof) to clients of a financial intermediary that has been identified as an A-I Anchor Intermediary by having satisfied the minimum Class A-I subscription requirement (on behalf of its clients) with aggregate proceeds to us of $500,000,000 or more (the “minimum Class A-III subscription requirement” and together with the minimum Class A-I subscription requirement and the minimum Class A-II subscription requirement, the “minimum anchor shares subscription requirements”), such financial intermediary will be identified as an “A-III Anchor Intermediary” and, effective as of the business day following the relevant Class A-III measurement date, all such shares issued to clients of such intermediary will automatically be exchanged for a number of Class A-III shares with an equivalent aggregate NAV as the exchanged shares. The clients of an A-III Anchor Intermediary will be eligible to purchase additional Class A-III shares for so long as we conduct a continuous public offering, whether in this offering or any subsequent follow-on public offering and subject to the minimum investment requirement for Class A-III shares as described herein.